Exhibit 99.1

           Edge Petroleum Announces Exploration Venture Establishing a New Core Area In Southeastern New Mexico


    HOUSTON, Sept. 2 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today announced that it has entered into a new exploration venture to jointly explore for oil and natural gas in the Southeastern New Mexico portion of the Permian Basin with two private oil and gas companies, Pure Energy Group and Chisos Ltd. Edge and its co-explorers have agreed to the establishment of an area of mutual interest (the "AMI") covering all of Eddy and Lea Counties, as well as a portion of southern Chaves County. Within the AMI, Pure and Chisos own approximately 47,000 gross (27,000 net) acres of mineral fee and leasehold, which they have committed to the exploration venture.

    Edge will act as operator for the exploration venture and earn, subject to fulfillment of certain obligations, an assignment of an undivided 50% working interest and a 37.5% net revenue interest, proportionately reduced, in all acreage owned in the AMI. In order to earn the interests in the AMI properties, Edge will pay a fee of $2.7 million, $1 million at closing and the balance in 17 equal monthly installments, and commit to the drilling of four Grayburg/San Andres and six Atoka/Morrow wells within a 12 month time period. In addition to the fee, Edge will carry Pure and Chisos for certain costs in the obligation wells. All subsequent wells, new leasehold acreage and any other acquisitions will be done on a prorata basis by all parties.

    John W. Elias, Edge's Chairman, CEO and President reported, "This joint exploration opportunity adds an exciting new core area to Edge with enough critical mass to make a meaningful contribution to our future growth and will allow us to bring our technical and operating skills to an under-exploited acreage position. We expect drilling activity to begin late in the third quarter targeting the multiple pays in this area, particularly the Grayburg/San Andres, Wolfcamp, Strawn and Atoka/Morrow formations. This opportunity combines both development and exploratory potential in a proven basin with excellent infrastructure, where success can quickly and efficiently be monetized."

    Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.

    Statements regarding future potential, the amount of drilling activity and the timing of drilling activity, capital commitments, acreage and growth potential and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation

    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)